     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 1998
                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            SPIEKER PROPERTIES, INC.
             (Exact Name of Registrant As Specified in its Charter)

              MARYLAND                                  94-3185802
   (State or Other Jurisdiction                      (I.R.S. Employer
 of Incorporation or Organization)               Identification Number)

                            ------------------------

                               2180 SAND HILL ROAD
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 854-5600
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                                 CRAIG G. VOUGHT
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            SPIEKER PROPERTIES, INC.
                         2180 SAND HILL ROAD, SUITE 200
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 854-5600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                                 WITH COPIES TO:
                             ALISON S. RESSLER, ESQ.
                               SULLIVAN & CROMWELL
                             444 SOUTH FLOWER STREET
                          LOS ANGELES, CALIFORNIA 90071
                                 (213) 955-8000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

                            -----------------------

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            -------------------------

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                              PROPOSED MAXIMUM
                                             AMOUNT TO BE     AGGREGATE PRICE       PROPOSED MAXIMUM            AMOUNT OF
TITLE OF SHARES TO BE REGISTERED              REGISTERED        PER SHARE(1)     AGGREGATE OFFERING PRICE   REGISTRATION FEE(1)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, .0001 par value              1,823,995 shares       $40.0625            $73,073,800                $21,557
==============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the New York Stock Exchange on April 23, 1998.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREINAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                              Subject to Completion
                   Preliminary Prospectus dated April 28, 1998

PROSPECTUS

                                1,823,995 SHARES
                            SPIEKER PROPERTIES, INC.
                                  COMMON STOCK

         This Prospectus relates to the offer and sale from time to time by the holders thereof of up to 1,823,995 shares (the "Shares") of common stock, par value $.0001 per share ("Common Stock"), that may be issued by Spieker Properties, Inc. (the "Company") to holders of up to 1,823,995 units of limited partnership interest (the "Units") in Spieker Properties, L.P. (the "Operating Partnership"), of which the Company is the sole general partner and owns a controlling interest, if and to the extent that such holders tender such Units for exchange into shares of Common Stock (such persons, the "Selling Stockholders"). The Company is registering the Shares issuable upon conversion of Units pursuant to the terms of an Amended and Restated Investor Rights Agreement dated December 4, 1997, as amended, by and among the Company and certain holders of Units to provide the holders of Units with freely tradable securities. The registration of the Shares does not necessarily mean that any of the Shares will be issued by the Company, unless required by the holders, or will be offered and sold by the holders thereof. See "Use of Proceeds" and "Registration Rights."

         The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "SPK." To ensure that the Company maintains its qualification as a REIT, ownership by any person is limited to 9.9% of the value of the outstanding capital stock of the Company, with certain limited exceptions. See "Description of Capital Stock--Restrictions on Ownership."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
              MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                   PROSPECTUS. ANY REPRESENTATION TO THE CON-
                          TRARY IS A CRIMINAL OFFENSE.

         The Selling Stockholders from time to time may offer and sell the Shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents.

         The Company will not receive any of the proceeds from the issuance of the Shares or the sale of Shares by the Selling Stockholders but has agreed to bear certain expenses of registration of the Shares under Federal and state securities laws. The Company will acquire one Unit in the Operating Partnership in exchange for each Share that the Company may issue to Unit holders pursuant to the Registration Statement of which this Prospectus is part.

         The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Registration Rights" for indemnification arrangements between the Company and the Selling Stockholders.

                 The date of this Prospectus is April ___, 1998

                              AVAILABLE INFORMATION

         The Company and the Operating Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company and the Operating Partnership file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company and the Operating Partnership, that file electronically with the Commission. The address of the Commission's site is http://www.sec.gov. In addition, the Company's Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company, the Operating Partnership and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

         a. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

         b. The Company's Current Report on Form 8-K dated January 20, 1998 and the Current Report on Form 8-K/A dated February 9, 1998.

         c. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 1-12528).

         Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Shares to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to the Investor Relations Coordinator, Spieker Properties, Inc., 2180 Sand Hill Road, Menlo Park, California 94025, telephone number: (650) 854-5600.

         All references to the "Company" include Spieker Properties, Inc., those entities owned or controlled by Spieker Properties, Inc. and predecessors of Spieker Properties, Inc., unless the context indicates otherwise.

                    THE COMPANY AND THE OPERATING PARTNERSHIP

         Spieker Properties, Inc. (the "Company") is a self-administered and self-managed equity real estate investment trust ("REIT") that specializes in the acquisition, development and management of suburban office and industrial properties. As of December 31, 1997, the Company owned income-producing properties (the "Properties") aggregating approximately 34.5 million rentable square feet. The Properties are located primarily in California, Washington, Oregon and Idaho.

         The Company conducts substantially all of its activities through Spieker Properties, L.P. (the "Operating Partnership") in which it owns an approximate 89.2% general partnership interest, as of December 31, 1997. An approximate 10.8% limited partnership interest in the Operating Partnership is owned by senior members of the Company's management and certain outside investors as of December 31, 1997. As the sole general partner of the Operating Partnership, the Company has control over the management of the Operating Partnership and over each of the Properties.

         The Company's Common Stock is listed on the New York Stock Exchange under the symbol "SPK." The Company is a Maryland corporation and the Operating Partnership is a California limited partnership. The Company and the Operating Partnership were formed in 1993. The Company's and the Operating Partnership's executive offices are located at 2180 Sand Hill Road, Menlo Park, California 94025 and telephone number is (650) 854-5600.

         The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). As a REIT, the Company generally is not subject to federal income tax on net income that it distributes to its stockholders. REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 95% of their taxable income. See "Federal Income Tax Considerations."

                            SECURITIES TO BE OFFERED

         This Prospectus relates to the offer and sale from time to time by the holders thereof of up to 1,823,995 shares of Common Stock that may be issued by the Company to the holders of up to 1,823,995 Units in the Operating Partnership, of which the Company is the sole general partner and owns a controlling interest, if and to the extent that such holders tender such Units for exchange into shares of Common Stock. The Company is registering the Shares issuable upon exchange of the Units pursuant to the terms of the Amended and Restated Investor Rights Agreement dated December 4, 1997 by and among the Company and certain holders of Units (the "Registration Rights Agreement"), to provide the holders of such Units with freely tradable securities. The Registration of the Shares does not necessarily mean that any of such Shares will be issued by the Company, unless required by the holders, or will be offered and sold by the holders thereof.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds of the issuance of the Shares or the sale of Shares by the Selling Stockholders but has agreed to bear certain expenses of registration of the Shares under Federal and state securities laws. The Company will acquire one Unit in exchange for each Share that the Company may issue to Unit Holders.

                             SPECIAL CONSIDERATIONS

         Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus and the applicable Prospectus Supplement before purchasing the Shares offered hereby.

GENERAL REAL ESTATE INVESTMENT RISKS

         Real property investments are subject to varying degrees of risk. The yields available from investments in real estate depend on the amount of income and capital appreciation generated by the related properties. If the Properties do not generate sufficient income to meet operating expenses, including debt service, ground lease payments, tenant improvements, third-party leasing commissions and other capital expenditures, the Company's income and ability to make distributions to its stockholders and the Operating Partnership's ability to make payments of any interest and principal on any debt securities will be adversely affected. The performance of the economy in each of the regions in which the Properties are located affects occupancy, market rental rates and expenses and, consequently, has an impact on the income from the Properties and their underlying values. The financial results of major local employers also may have an impact on the cash flow and value of certain Properties. In terms of rentable square feet, approximately 41.4% of the Properties as of December 31, 1997, were located in the San Francisco Bay Area. As a result of this geographic concentration, the performance of the San Francisco Bay Area commercial real estate market will affect the value of the Properties in that area and, in turn, the value of the Company.

         Income from the Properties may be further adversely affected by the general economic climate, local economic conditions in which the Properties are located, such as oversupply of space or a reduction in demand for rental space, the attractiveness of the Properties to tenants, competition from other available space, the ability of the Company to provide for adequate maintenance and insurance and increased operating expenses. There is also the risk that as leases on the Properties expire, tenants will enter into new leases on terms that are less favorable to the Company. Income and real estate values may also be adversely affected by such factors as applicable laws (e.g., ADA and tax laws), interest rate levels and the availability of financing. In addition, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

COMPETITION

         Numerous industrial and office properties compete with the Properties in attracting tenants to lease space. Some of these competing properties are newer, better located or better capitalized than the Company's Properties. The number of competitive commercial properties in a particular area could have a material effect on the Company's ability to lease space in the Properties or at newly developed or acquired properties and on the rents charged.

ACQUISITION AND DEVELOPMENT ACTIVITIES

         The Company intends to acquire existing commercial properties to the extent that they can be acquired on advantageous terms and meet the Company's investment criteria. Acquisitions of commercial properties entail general investment risks associated with any real estate investment, including the risk that investments will fail to perform as expected or that estimates of the cost of improvements to bring an acquired property up to standards established for the intended market position may prove inaccurate.

         The Company intends to pursue commercial property development projects and to develop certain landholdings as to which it has certain options. Such projects generally require various governmental and other approvals, the receipt of which cannot be assured. The Company's development activities will entail certain risks, including the expenditure of funds on and devotion of management's time to projects which may not come to fruition; the risk that construction costs of a project may exceed original estimates, possibly making the project uneconomic; the risk that occupancy rates and rents at a completed project will be less than anticipated; and the risk that expenses at a completed development will be higher than anticipated. These risks may result in a reduction in the funds available for distribution.

DEBT FINANCING

         The Company will be subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness on the Properties cannot be refinanced or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness.

ENVIRONMENTAL MATTERS

         Under various Federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injuries associated with asbestos-containing materials. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and injuries to persons and property.

         The Company is not aware of any environmental liability with respect to the Properties that would have a material adverse effect on the Company's business, assets or results of operations. There can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability would have an adverse effect on the Company's results of operations and cash flow.

GENERAL UNINSURED LOSSES/SEISMIC ACTIVITY

         The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with policy specifications, limits and deductibles customarily carried for similar properties. There are, however, certain types of extraordinary losses which may be either uninsurable, or not economically insurable. Further, a substantial number of the Properties are located in areas that are subject to earthquake activity. Although the Company has obtained certain limited earthquake insurance policies, should a Property sustain damage as a result of an earthquake, the Company may incur substantial losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Additionally, earthquake insurance may not be available for certain of the Company's Properties, or if available, may not be available on terms acceptable to the Company. Should an uninsured loss occur, the Company could lose its investment in, and anticipated profits and cash flows from, a number of Properties.

LACK OF MANAGING UNDERWRITER

         The Selling Stockholders may from time to time offer the Shares through underwriters, dealers or agents. Alternatively, the Shares may be sold from time to time by any of the Selling Stockholders directly to purchasers thereof. See "Plan of Distribution." If the sales of the Shares by the Selling Stockholders are not coordinated or controlled by a managing underwriter, the Company cannot be certain that the market for the Shares will be free from practices prohibited by Regulation M under the Exchange Act. In addition, certain Selling Stockholders may be deemed to be underwriters, as such term is defined by the Securities Act, and may therefore be subject to the restrictions on and liabilities of underwriters pursuant to the Securities Act. Selling Stockholders will, during any distribution period, also be subject to the restrictions on their purchases and sales of Shares as set forth in Regulation M under the Exchange Act.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         As of April 20, 1998, the total number of shares of all classes of capital stock that the Company had authority to issue was 1,000,000,000 shares, consisting of (i) 653,000,000 shares of Common Stock, par value $0.0001 per share, (ii) 2,000,000 shares of Class B Common Stock, par value $0.0001 per share, (iii) 1,500,000 shares of Class C Common Stock, par value $0.0001 per share, (iv) 1,000,000 shares of Series A Preferred Stock, par value $0.0001 per share, (v) 5,000,000 shares of Series B Cumulative Redeemable Preferred Stock ("Series B Preferred Stock"), par value $0.0001 per share, (vi) 6,000,000 shares of Series C Cumulative Redeemable Preferred Stock ("Series C Preferred Stock"),
(vii) 1,500,000 shares of Series D Cumulative Redeemable Preferred Stock ("Series D Preferred Stock") and (viii) 330,000,000 shares of excess stock (the "Excess Stock").

         As of April 20, 1998, there were (i) 57,467,853 shares of Common Stock issued and outstanding, (ii) 2,000,000 shares of Class B Common Stock issued and outstanding, (iii) 1,176,470 shares of Class C Common Stock issued and outstanding, (iv) 1,000,000 shares of Series A Preferred Stock issued and outstanding, (v) 4,250,000 shares of Series B Preferred Stock issued and outstanding, and (vi) 6,000,000 shares of Series C Preferred Stock issued and outstanding. At any given time, there are reserved for issuance under the Spieker Properties, Inc. 1993 Stock Incentive Plan (the "Option Plan") shares of the Company's Common Stock equal to 9.9% of the number of shares of the Company's Common Stock outstanding plus the number of shares of Common Stock issuable upon conversion of partnership units in the Operating Partnership, Series A Preferred Stock, Class B Common Stock and Class C Common Stock, and all classes of convertible securities of the Company that may be issued in the future, as of the last day of the immediately preceding quarter, reduced by the number of shares of Common Stock reserved for issuance under other stock compensation plans of the Company. As of April 20, 1998, 150,000 shares of Common Stock were reserved for issuance under the Spieker Properties, Inc. 1993 Directors Stock Option Plan (the "Directors Plan"). In addition, 2,531,645 shares of Common Stock have been reserved for issuance upon the conversion of Class B Common Stock, 1,176,470 shares of Common Stock have been reserved for issuance upon the conversion of Class C Common Stock and 1,219,512 shares of Common Stock have been reserved for issuance upon the conversion of the Series A Preferred Stock. Further, as of April 20, 1998, 9,268,797 shares of Common Stock have been reserved for issuance upon the conversion of limited partnership units in the Operating Partnership and 1,500,000 shares of Series D Preferred Stock have been reserved for issuance upon conversion of Series D Preferred Units in the Operating Partnership. As of December 31, 1997, pursuant to the Option Plan and the Directors Plan, options to purchase 4,146,800 shares of Common Stock were outstanding.

COMMON STOCK

         The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Articles of Incorporation, as amended, restated and supplemented to date (collectively, the "Charter") and its Bylaws. The Common Stock is listed on the New York Stock Exchange under the symbol "SPK." The Bank of New York is the Company's transfer agent.

         The holders of the outstanding Common Stock are entitled to one vote per share for each director being elected and on all other matters voted on by stockholders. The Charter does not provide for cumulative voting in the election of directors.

         The shares of Common Stock offered hereby will, when issued, be fully paid and nonassessable and will not be subject to preemptive or similar rights. Subject to the preferential rights of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and any preferential rights of any other outstanding series of capital stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available for distribution to such holders. The Company currently pays regular quarterly dividends to holders of Common Stock.

         In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the assets remaining after satisfaction of all liabilities and payment of liquidation preferences and accrued dividends, if any, on Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Class B Common Stock and Class C Common Stock and any other series of capital stock that has a liquidation preference. The rights of holders of Common Stock are subject to the rights and preferences established by the Board of Directors for any capital stock that may subsequently be issued by the Company.

         Subject to limitations prescribed by Maryland law and the Company's Charter, the Board of Directors is authorized to reclassify any unissued portion of the authorized shares of capital stock to provide for the issuance of shares in other classes or series, including other classes or series of Common Stock or Preferred Stock, to establish the number of shares in each class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such class or series. The rights, preferences, privileges and restrictions of such class or series will be fixed by the articles supplementary relating to such class or series.

CLASS B COMMON STOCK

         The following description of the Company's Class B Common Stock is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Charter, including the Articles Supplementary applicable to the Class B Common Stock, and its Bylaws. The Company has issued 2,000,000 shares of Class B Common Stock, par value $0.0001 per share, all of which were outstanding as of April 20, 1998.

         The Class B Common Stock ranks on a parity with the Company's Common Stock with respect to dividends. The Class B Common Stock was sold in May 1995 to an institutional investor at a price per share of $25.00. The initial per share dividend of the Class B Common Stock was set at $2.19 per annum, which was at a rate that was equal to the dividend yield on shares of Common Stock sold concurrently with the Class B Common Stock plus 0.25%. The dividend per share on the Class B Common Stock is increased or decreased by the same dollar amount as any increase or decrease in the dividend distributions made to the holders of Common Stock. The Company currently pays regular dividends to holders of Class B Common Stock.

         In the event of any liquidation, dissolution or winding up of the Company, the holders of Class B Common Stock are entitled to receive, on a parity with the holders of Class C Common Stock and prior and in preference to the holders of Common Stock, an amount per share of Class B Common Stock equal to all declared but unpaid dividends for each share of Class B Common Stock. The Class B Common Stock has not been registered under the Securities Act. The institutional investor who purchased the shares of Class B Common Stock has certain demand registration rights for eight years following the May 1995 sale of such shares to register in each instance Common Stock having a market value of $1.0 million or more. Subject to certain limitations, the Class B Common Stock may be converted into Common Stock based on a certain formula three years after the May 1995 sale or earlier upon the occurrence of certain events including a change in management. Under such formula, 2,000,000 outstanding shares of Class B Common Stock are currently convertible into 2,531,645 shares of Common Stock. The holder of Class B Common Stock is not entitled to vote on matters voted on by stockholders of the Company.

CLASS C COMMON STOCK

         The following description of the Company's Class C Common Stock is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Charter, including the Articles Supplementary applicable to the Class C Common Stock, and its Bylaws. The Company has issued 1,176,470 shares of Class C Common Stock, par value $0.0001 per share, all of which were outstanding as of April 20, 1998.

         The Class C Common Stock ranks on a parity with the Company's Common Stock and Class B Common Stock with respect to dividends. The Class C Common Stock was sold in March 1996 to an institutional investor at a price per share of $25.50. The initial per share dividend of the Class C Common Stock was set at $1.73 per annum. The dividend per share on the Class C Common Stock is increased or decreased by the same dollar amount as any increase or decrease in the dividend distributions made to the holders of Common Stock. The Company currently pays regular dividends to the holder of Class C Common Stock.

         In the event of any liquidation, dissolution or winding up of the Company, the holders of Class C Common Stock are entitled to receive, on a parity with the holders of Class B Common Stock and prior and in preference to the holders of Common Stock, an amount per share of Class C Common Stock equal to all declared but unpaid dividends for each share of Class C Common Stock. The Class C Common Stock has not been registered under the Securities Act. The institutional investor who purchased the shares of Class C Common Stock has certain demand registration rights for eight years following the March 1996 sale of such shares to register in each instance Common Stock having a market value of $1.0 million or more. Subject to certain limitations, the Class C Common Stock may be converted into Common Stock on a one-for-one basis three years after the March 1996 sale or earlier upon the occurrence of certain events including a change in management. The holders of Class C Common Stock are not entitled to vote on matters voted on by stockholders of the Company.

SERIES A PREFERRED STOCK

         The following description of the Company's Series A Preferred Stock is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Charter, including the Articles Supplementary applicable to the Series A Preferred Stock, and its Bylaws. The Company is authorized to issue 1,000,000 shares of Series A Preferred Stock, all of which were issued and outstanding as of April 20, 1998 and held of record by one private investor. The Series A Preferred Stock ranks senior to the Company's Common Stock, Class B Common Stock and Class C Common Stock as to dividends and liquidation amounts. The dividend per share on the Series A Preferred Stock is equal to the dividend per share on the Common Stock as multiplied by the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible, provided that the dividend rate on the Series A Preferred Stock may not be less than the initial dividend rate of $1.95 per share per annum. The dividends on the Series A Preferred Stock are cumulative. The Company currently pays regular dividends to holders of Series A Preferred Stock.

         In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock are entitled to receive on a parity with the holders of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, prior and in preference to any distribution to the holders of Common Stock, Class B Common Stock and Class C Common Stock, an amount per share of Series A

Preferred Stock equal to the sum of $25.00 and any accrued but unpaid dividends with respect thereto. The Company may redeem, subject to certain exceptions, from any source of funds legally available therefor, on or at any time after May 13, 1999, any or all outstanding shares of Series A Preferred Stock at the option of the Company by paying in cash therefor an amount per share equal to the sum of $25.00 and any accrued but unpaid dividends with respect thereto.

         Each share of Series A Preferred Stock is convertible, at the option of the holder thereof at any time prior to a redemption date, into shares of Common Stock based on a certain formula. Under such formula, the 1,000,000 outstanding shares of Series A Preferred Stock are convertible into 1,219,512 shares of Common Stock. The holder of each share of Series A Preferred Stock has the right to one vote for each share of Common Stock into which such Series A Preferred Stock can be converted, and with respect to such vote, such holder has the voting rights and powers of the holders of each share of Common Stock, and is entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company, and is entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

SERIES B PREFERRED STOCK

         The following description of the Company's Series B Preferred Stock is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Charter, including the Company's Articles Supplementary applicable to the Series B Preferred Stock, and its Bylaws. The Company is authorized to issue 5,000,000 shares of Series B Preferred Stock, of which 4,250,000 shares were issued and outstanding as of April 20, 1998. The holders of the Series B Preferred Stock are entitled to receive cumulative, preferential cash dividends, when and as declared by the Board of Directors, of $2.3625 per share per annum. The Company currently pays regular dividends to holders of Series B Preferred Stock.

         In the event of any liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock are entitled to receive on a parity with the holders of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, prior and in preference to any distribution to the holders of Common Stock, Class B Common Stock and Class C Common Stock, an amount per share of Series B Preferred Stock equal to the sum of $25.00 and any accrued but unpaid dividends with respect thereto. The Company may redeem, subject to certain exceptions, from any source of funds legally available therefor, on or at any time after December 11, 2000, any or all outstanding shares of Series B Preferred Stock at the option of the Company by paying in cash therefor an amount per share equal to the sum of $25.00 and any accrued but unpaid dividends with respect thereto, without interest.

         The Series B Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company at the option of the holder. However, in order to preserve the Company's status as a REIT for federal income tax purposes, the Series B Preferred Stock may be exchanged for Excess Stock. See "Description of Capital Stock--Restrictions on Ownership." Except in limited circumstances, the holders of shares of Series B Preferred Stock have no voting rights.

SERIES C PREFERRED STOCK

         The following description of the Company's Series C Preferred Stock is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Charter, including the Company's Articles Supplementary applicable to the Series C Preferred Stock, and its Bylaws. The Company is authorized to issue 6,000,000 shares of Series C Preferred Stock, of which 6,000,000 shares were issued and outstanding as of April 20, 1998. The holders of the Series C Preferred Stock are entitled to receive cumulative, preferential cash dividends, when and as declared by the Board of Directors, of $1.96875 per share per annum. The Company currently pays regular dividends to holders of Series C Preferred Stock. The Series C Preferred Stock is listed on the New York Stock Exchange under the symbol "SPKPrC."

         In the event of any liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock are entitled to receive on a parity with the holders of Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock, prior and in preference to any distribution to the holders of Common Stock, Class B Common Stock and Class C Common Stock, an amount per share of Series C Preferred Stock equal to the sum of $25.00 and any accrued but unpaid dividends with respect thereto. The Company may redeem, subject to certain exceptions, from any source of funds legally available therefor, on or at any time after October 10, 2002, any or all outstanding shares of Series C Preferred Stock at the option of the Company by paying in cash therefor an amount per share equal to the sum of $25.00 and any accrued but unpaid dividends with respect thereto, without interest.

         The Series C Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company at the option of the holder. However, in order to preserve the Company's status as a REIT for federal income tax purposes, the Series C Preferred Stock may be exchanged for Excess Stock. See "Description of Capital Stock--Restrictions on Ownership." Except in limited circumstances, the holders of shares of Series C Preferred Stock have no voting rights.

SERIES D PREFERRED STOCK

         The following description of the Company's Series D Preferred Stock is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Charter, including the Company's Articles Supplementary applicable to the Series D Preferred Stock, and its Bylaws. The Company is authorized to issue 1,500,000 shares of Series D Preferred Stock, of which no shares were issued and outstanding as of April 20, 1998. The holders of Series D Preferred Stock are entitled to receive cumulative, preferential cash dividends of $3.84375 per share per annum. The Series D Preferred Stock is issuable on or after April 20, 2008, and prior thereto under certain circumstances, to holders of Series D Preferred Units of the Operating Partnership, which has rights similar to the Series D Preferred Stock.

         In the event of any liquidation, dissolution or winding up of the Company, the holders of Series D Preferred Stock are entitled to receive on a parity with the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, prior and in preference to any distribution to the holders of Common Stock, Class B Common Stock and Class C Common Stock, an amount per share of Series D Preferred Stock equal to the sum of $50.00 and any accrued and unpaid dividends with respect thereto. The Company may redeem, subject to certain exceptions, solely out of proceeds from the sale of other capital stock of the Company, on and after April 20, 2003, any or all outstanding shares of Series D Preferred Stock at the option of the Company for cash at a redemption price of $50.00 per share and any accrued and unpaid dividends thereon, without interest.

         The Series D Preferred Stock is not convertible into or exchangeable for any other property, or securities of the Company at the option of the holder. However, in order to preserve the Company's status as a REIT for federal income tax purposes. The Series D Preferred Stock may be exchanged for Excess Stock. See "Description of Capital Stock--Restrictions on Ownership." Except in limited circumstances, the holders of Series D Preferred Stock have no voting rights.

RESTRICTIONS ON OWNERSHIP

         For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain percentages of the Company's gross income must be from particular activities (see "Federal Income Tax Considerations--Requirements for Qualification--Gross Income Tests"). To enable the Company to continue to qualify as a REIT, the Charter restricts the ownership of shares of common stock and preferred stock.

         The Charter provides that, subject to certain exceptions specified in the Charter, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the value of the outstanding common stock and preferred stock (the "Ownership Limit"). The Board of Directors may waive the Ownership Limit in certain limited situations if the Board receives a ruling of the Internal Revenue Service (the "IRS") or an opinion of counsel to the effect that such ownership will not jeopardize the Company's status as a REIT. As a condition to such waiver, the Board of Directors may require representations and undertakings from the applicant with respect to preserving the REIT status of the Company. The Ownership Limit will not apply if the Board of Directors and the stockholders of the Company determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. If the issuance or transfer of shares of common stock or preferred stock to any person would cause such person to exceed the Ownership Limit (unless a waiver of the Board of Directors has been obtained), would cause the Company to be beneficially owned by fewer than 100 persons or cause the Company to become "closely held" under Section 856(h) of the Code, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to such shares.

         The Charter also provides that shares involved in a transfer or change in capital structure that results in a person owning in excess of the Ownership Limit (unless a waiver of the Board of Directors has been obtained), or would cause the Company to become "closely held" within the meaning of Section 856(h) of the Code will automatically be exchanged for Excess Stock. All Excess Stock will be transferred, without action by the stockholder, to the Company as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the Excess Stock is ultimately transferred. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote and it will not be entitled to participate in any distributions made by the Company, except upon liquidation. The Company would have the right, for a period of 90 days during the time the Excess Stock is held by the Company in trust, to purchase all or any portion of the Excess Stock from the intended transferee at the lesser of the price paid for the stock by the intended transferee and the closing market price for the stock on the date the Company exercises its option to purchase.

         The Ownership Limit provision of the Charter will not be automatically removed even if the real estate investment trust provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Charter. Such amendments to the Charter require the affirmative vote of holders owning a majority of the total number of shares of all classes of stock outstanding and entitled to vote thereon. In addition to preserving the Company's status as a real estate investment trust, the Ownership Limit may have the effect of precluding an acquisition of control of the Company.

         All certificates representing shares of common stock and preferred stock will bear a legend referring to the restrictions described above.

         All persons who own of record, more than 5% of the outstanding common stock and preferred stock (or 1% if there are more than 200 but fewer than 2,000 stockholders or one-half of 1% if there are 200 or less stockholders of record) must file an affidavit with the Company containing the information specified in the Charter within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to determine the Company's status as a real estate investment trust and to ensure compliance with the Ownership Limit.

                        DESCRIPTION OF PARTNERSHIP UNITS

         Substantially all of the Company's assets are held by, and all of its operations are conducted through, the Operating Partnership. The Company is the sole general partner of the Operating Partnership and as of

December 31, 1997 held approximately 89.2% of the Units therein. The remaining Units are held by persons (or their successors) who contributed property or cash to the Company in connection with, or subsequent to, the formation of the Operating Partnership. The following sets forth a description of certain terms and provisions of the Units and does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of California law and the First Amended and Restated Agreement of Limited Partnership of Spieker Properties, L.P., as amended (the "Partnership Agreement").

         In addition to the Units, the Operating Partnership has outstanding WCB Preferred Units, which are convertible into Units and Common Stock, and Series D Preferred Units, which are convertible into Series D Preferred Stock of the Company. The WCB Preferred Units and the Series D Preferred Units are prior to the Units with respect to distributions and amounts upon liquidation, dissolution or winding up of the Operating Partnership.

GENERAL

         Holders of Units (other than the Company) hold limited partnership interests in the Operating Partnership, and all holders of Units (including the Company in its capacity as general partner) are entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership. The Company holds its entire interest in the Operating Partnership in the form of a general partnership interest.

         Holders of Units have the rights to which limited partners are entitled under the Partnership Agreement and the California Revised Uniform Limited Partnership Act. The Units have not been registered pursuant to the federal or state securities laws and have not been listed on any exchange or quoted on any national market system. The Partnership Agreement restricts the transfer of Units, as described below.

RESTRICTIONS ON TRANSFER OF UNITS BY LIMITED PARTNERS

         Subject to compliance with certain requirements set forth in the Partnership Agreement, each Limited Partner has the right to transfer all or a portion of its Units without restriction.

EXCHANGE OF UNITS

         Subject to certain limitations, Limited Partners may require that the Operating Partnership convert a portion of their Units in the Operating Partnership into shares of Common Stock issued by the Company (the "Conversion Component") and to sell to the Company for cash the remainder of their Units in the Operating Partnership (the "Sale Component"). The Conversion Component enables a Limited Partner to convert his or her Units in the Operating Partnership into shares of Common Stock until he or she owns up to 9.9% of the outstanding Common Stock. The Sale Component, which can only be exercised if the Limited Partner already owns 9.9% or more of the outstanding Common Stock, enables the Limited Partner to sell all or a portion of his or her remaining interests in the Operating Partnership to the Company for cash or Common Stock, or a combination thereof, at the Company's election.

         Subject to the terms of the Partnership Agreement, the WCB Preferred Units are convertible after May 3, 1998 into Common Stock or Units at a ratio of
 .90909 shares of Common Stock or Units per WCB Preferred Unit. Each holder of WCB Preferred Units may convert such WCB Preferred Units on up to four occasions per year for not less than 5,000 WCB Preferred Units. In addition, subject to the terms of the Partnership Agreement, the Series D Preferred Units are convertible after April 20, 2008 into shares of Series D Preferred Stock at a one to one ratio. Holders of both the WCB Preferred Units and Series D Preferred Units are entitled to registration rights similar to those under the Registration Rights Agreement for the equity securities of the Company into which Units are convertible.

                        SHARES AVAILABLE FOR FUTURE SALE

         As of April 20, 1998, there were (i) 57,467,853 shares of Common Stock issued and outstanding, (ii) 2,000,000 shares of Class B Common Stock issued and outstanding, (iii) 1,176,470 shares of Class C Common Stock issued and outstanding, (iv) 1,000,000 shares of Series A Preferred Stock issued and outstanding, (v) 4,250,000 shares of Series B Preferred Stock issued and outstanding, and (vi) 6,000,000 shares of Series C Preferred Stock issued and outstanding. At any given time, there are reserved for issuance under the Option Plan shares of the Company's Common Stock equal to 9.9% of the number of shares of the Company's Common Stock outstanding plus the number of shares of Common Stock issuable upon conversion of partnership units in the Operating Partnership, Series A Preferred Stock, Class B Common Stock and Class C Common Stock, and all classes of convertible securities of the Company that may be issued in the future, as of the last day of the immediately preceding quarter reduced by the number of shares of Common Stock reserved for issuance under other stock compensation plans of the Company. As of April 20, 1998, the Company had reserved for issuance 150,000 shares of Common Stock under the Directors Plan. In addition, 2,531,645 shares of Common Stock have been reserved for issuance upon the conversion of Class B Common Stock, 1,176,470 shares of Common Stock have been reserved for issuance upon the conversion of Class C Common Stock and 1,219,512 shares of Common Stock have been reserved for issuance upon the conversion of the Series A Preferred Stock. Further, as of April 20, 1998, 9,268,797 shares of Common Stock have been reserved for issuance upon the conversion of limited partnership units in the Operating Partnership and 1,500,000 shares of Series D Preferred Stock have been reserved for issuance upon conversion of Series D Preferred Units in the Operating Partnership.

         As of December 31, 1997, pursuant to the Option Plan and the Directors Plan, options to purchase 4,146,800 shares of Common Stock have been granted to the Company's officers, directors and certain key employees.

         In certain circumstances, holders of Shares may elect to sell their shares in accordance with the exemptions provided by Rule 144 under the Securities Act rather than pursuant to this Prospectus. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated in accordance with the Rule) who has beneficially owned his or her shares for at least one year, as well as any persons who may be deemed "affiliates" of the Company (as defined in the Securities Act), would be entitled to sell within any three month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding number of shares or the average weekly trading volume of the shares during the four calendar weeks preceding each such sale. After shares are held for two years, a person who is not deemed an "affiliate" of the Company is entitled to sell such shares under Rule 144 without regard to the volume limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

         In addition, pursuant to registration statements on Form S-3 that the Company has filed (the "Company's Shelf Registration Statements"), the Company may offer and sell shares of Common Stock (or securities convertible into or exercisable for shares of Common Stock), together or separately, and in amounts, at prices and on terms to be determined at the time of sale, up to an aggregate initial offering price not to exceed approximately $817,004,850. Shares of Common Stock offered and sold pursuant to the Company's Shelf Registration Statements may be tradeable without restriction under the Securities Act (subject to the Ownership Limit).

         No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of Common Stock (including shares issued upon the redemption of Units or the exercise of options), or the perception that such sales could occur, could adversely affect prevailing market price of the shares.

                               REGISTRATION RIGHTS

         The Company has filed the Registration Statement of which this Prospectus is a part pursuant to its obligations under the Registration Rights Agreements. The following summary does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreements.

         Under the Registration Rights Agreement, the Company agreed to pay all expenses of effecting the registration of the Shares (other than underwriting discounts and commissions, fees and disbursements of counsel retained by Limited Partners, and transfer taxes, if any) pursuant to the Registration Statement. Pursuant to the Registration Rights Agreement, the Company also agreed to indemnify each holder of Shares and any person who controls any holder against certain losses, claims, damages and expenses arising under the securities laws. In addition, each holder of Shares agreed to indemnify the Company and the other holders of Shares, and the directors and officers of the Company (including each director and officer of the Company who signed the Registration Statement), and any person who controls the Company or any holder against certain other losses, claims damages and expenses arising under the securities laws with respect to written information furnished to the Company by such holder.

         The Company has no obligation under the Registration Rights Agreements to retain any underwriter to effect the sale of the shares covered thereby.

                              SELLING STOCKHOLDERS

         The following table provides the names of and the number and percentage of shares of Common Stock beneficially owned by each Selling Stockholder and number and percentage of shares of Common Stock beneficially owned by each Selling Stockholder upon completion of the offering, assuming each Selling Stockholder exchanges and converts all of his or her Units for shares of Common Stock and sells all of his or her Shares pursuant to this Prospectus. The number of Shares in the following table represents the number of shares of Common Stock the person holds plus the number of options to purchase Common Stock which are exercisable within 60 days of April 27, 1998 plus the number of Shares into which Units held by the person may be exchanged or converted, each as of April 27, 1998, and the extent to which the person holds Units or shares of Series A Preferred Stock as opposed to shares of Common Stock (if known) is set forth in the notes to the following table. The Selling Shareholders named below may have sold, transferred or otherwise disposed of all or a portion of their Shares or Units since the date on which they provided the information regarding their Shares or Units in transactions exempt from the registration requirements of the Securities Act.

         The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below and other Selling Stockholders named in supplements to this Prospectus:

                                                      Beneficial Ownership                 Beneficial Ownership
                                                      Prior to Offering(1)                 After the Offering(1)
                                                 ---------------------------------     -------------------------------
                                                                       Number of
                                                 Percentage of            Shares                        Percentage of
                                   Number of        Shares               Offered        Number of          Shares
                                   Shares(1)     Outstanding(1)           Hereby        Shares(1)       Outstanding(1)
                                   ---------     --------------        ----------      -----------      --------------
WCB II - S BRD Limited              897,089          1.56%                815,535          81,554            *
Partnership(2)(7)

WCB Nine Real Estate                721,993          1.26%                656,357          65,636            *
Limited Partnership(3)(7)

WCB Twenty-Seven Real                43,888            *                   38,898           4,990            *
Estate Limited
Partnership(4)(7)

WCB Twenty-Six Real                  55,674            *                   50,613           5,061            *
Estate Limited
Partnership(5)(7)

WHAMC Real Estate Limited           288,851            *                  262,592          26,259            *
Partnership(6)(7)

----------

*     Less than 1%.

(1) Assumes exchange of all Units held by such Selling Stockholder for shares of Common Stock. Beneficial ownership has been calculated according to Rule 13d-3 under the Exchange Act.

(2)   WCB II-S BRD Limited Partnership beneficially owns 897,089 Units.

(3)   WCB Nine Real Estate Limited Partnership beneficially owns 721,993 Units.

(4) WCB Twenty-Seven Real Estate Limited Partnership beneficially owns 43,888 Units.

(5)   WCB Twenty-Six Real Estate Limited Partnership beneficially owns 55,674
      Units.

(6)   WHAMC Real Estate Limited Partnership beneficial owns 288,851 Units.

(7) Goldman, Sachs & Co., an affiliate of the Selling Stockholders, from time to time provides investment banking, advisory and other financial services to the Company for which they receive customary fees.

         Information concerning the Selling Stockholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary.

             CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS

         Certain provisions of the Company's Charter and Bylaws might discourage certain types of transactions that involve an actual or threatened change of control of the Company. The Ownership Limit may delay or impede a transaction or a change in control of the Company that might involve a premium price for the Company's capital stock or otherwise be in the best interest of the stockholders. See "Description of Capital Stock--Restrictions on Ownership." Pursuant to the Company's Charter and Bylaws, the Company's Board of Directors is divided into three classes of directors, each class serving staggered three-year terms. In addition, directors may only be removed for cause and with the vote of 80% of the shares eligible to vote in the election of directors. These provisions may reduce the possibility of a tender offer or an attempt to change control of the Company. The issuance of Preferred Stock by the Board of Directors may also have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Capital Stock."

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of material federal income tax considerations is based on current law and does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions and broker-dealers) subject to special treatment under the federal income tax laws. Certain federal income tax considerations relevant to holders of the Offered Securities will be provided in the applicable Prospectus Supplement relating thereto.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES.

GENERAL

     The Company believes that since its formation it has operated in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. The Company intends to continue to operate to satisfy such requirements. No assurance can be given, however, that such requirements will be satisfied.

     The provisions of the Code, Treasury Regulations promulgated thereunder and other federal income tax laws relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the laws that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and Treasury

Regulations thereunder, and administrative and judicial interpretations thereof. Morrison & Foerster LLP has acted as special tax counsel to the Company in connection with the Company's election to be taxed and operated as a REIT.

     In the opinion of Morrison & Foerster LLP, commencing with the Company's taxable year ended December 31, 1993, the Company has been organized in conformity with the requirements for qualification as a REIT, and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Morrison & Foerster LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See "-- Failure to Qualify."

     In brief, if certain detailed conditions imposed by the REIT provisions of the Code are satisfied, entities, such as the Company, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from investing in corporations.

     If the Company fails to qualify as a REIT in any year, however, it will be subject to federal income tax as if it were a domestic corporation, and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities and the amount of cash available for distribution to its stockholders could be reduced.

TAXATION OF THE COMPANY

     In any year in which the Company qualifies as a REIT, in general, it will not be subject to federal income tax on that portion of its net income that it distributes to stockholders. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. (However, a REIT can elect to "pass through" any of its taxes paid on its undistributed net capital gains income to its stockholders on a pro rata basis.) Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than property held for at least four years, foreclosure property, and property involuntarily converted), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% or the 95% tests (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been satisfied, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the REIT fails the 75% or 95% test. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its net capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the REIT, then, to the extent of any built-in gain at the time of acquisition, such gain will be subject to tax at the highest regular corporate rate.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code) at any time during the last half of each taxable year; and (7) which meets certain other tests, described below, regarding the nature of income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Beginning in 1998, a REIT's failure to satisfy condition
(6) during a taxable year will not result in its disqualification as REIT under the Code for such taxable year as long as (i) the REIT satisfies the stockholder demand statement requirements described in the succeeding paragraph and (ii) the REIT did not know, or exercising reasonable diligence would not have known, whether it had failed condition (6). The Treasury has proposed legislation that would also prevent any "person" (i.e., an individual, corporation, partnership or trust) from possessing more than 50% of the total combined voting power of all classes of voting stock or more than 50% of the total value of shares of all classes of stock of a REIT.

     In order to ensure compliance with the ownership tests described above, the Company has placed certain restrictions on the transfer of the Common Stock and Preferred Stock to prevent further concentration of stock ownership. Moreover, to evidence compliance with these requirements, the Company must maintain records which disclose the actual ownership of its outstanding Common Stock and Preferred Stock. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its Common Stock and Preferred Stock disclosing the actual owners of such Common Stock and Preferred Stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of the Company's records. A stockholder failing or refusing to comply with the Company's written demand must submit with his federal income tax returns a similar statement disclosing the actual ownership of Common Stock and Preferred Stock and certain other information. In addition, the Company's Charter provides restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements. See "Description of Capital Stock -- Restrictions on Ownership."

     Although the Company intends to satisfy the stockholder demand statement requirements described in the preceding paragraph, beginning in 1998, its failure to satisfy these requirements will not result in its disqualification as a REIT under the Code but may result in the imposition of IRS penalties against the Company.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of a partnership shall retain the same character in the hands a partner qualifying as a REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests, described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described below.

  ASSET TESTS

     At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by the Company). Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of the Company's total assets as to any one nongovernment issuer, or (ii) 10% of the outstanding voting securities of any one issuer. The Treasury has proposed legislation that also would prohibit a REIT from owning securities in a corporation representing more than 10% of the corporation's vote or value. The Company's investment in the Properties through its interest in the Operating Partnership constitutes qualified assets for purposes of the 75% asset test. In addition, the Company may own 100% of "qualified REIT subsidiaries," which are, in general, 100% owned, corporate subsidiaries of a REIT. All assets, liabilities, and items of income, deduction, and credit of such a qualified REIT subsidiary will be treated as owned and realized directly by the Company. The Company's investment in preferred stock of Spieker Northwest, Inc. is not a qualifying asset for purposes of the 75% asset test. The Company expects, however, that such investment will continue to represent less than 5% of the Company's total assets and, together with any other nonqualifying assets, will continue to represent less than 25% of the Company's total assets.

  GROSS INCOME TESTS

     There are three separate percentage tests (two beginning in 1998) relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "-- Tax Aspects of the Company's Investment in the Operating Partnerships -- General."

     The 75% Test. At least 75% of the Company's gross income for the taxable year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

     Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% test described below) if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "related party tenant"). In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued generally will not qualify as rents from real property (or as interest income) for purposes of the 75% test and 95% test (described below) if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant." For both the related party tenant rules and determining whether an entity qualifies as an independent contractor of a REIT, certain attribution rules of the Code apply, pursuant to which shares of a REIT held by one entity are deemed held by another.

     In general, if a REIT provides impermissible services to its tenants, all of the rent from those tenants can be disqualified from satisfying the 75% test and 95% test (described below). However, rents will not be disqualified if a REIT provides de minimis, impermissible services. For this purpose, services provided to tenants of a property are considered de minimis where income derived from the services rendered equals 1% or less of all income derived from the property (threshold determined on a property-by-property basis). For purposes of the 1% threshold, the amount treated as received for any service shall not be less than 150% of the direct cost incurred in furnishing or rendering the service.

     The Company, through the Operating Partnership (which is not an independent contractor of the Company), will provide certain services with respect to the Properties and any newly acquired Properties. The Company believes that the services provided by the Operating Partnership are usually or customarily rendered in connection with the rental of space of occupancy only, and therefore that the provision of such services will not cause the rents received with respect to the Properties to fail to qualify as rents from real property for purposes of the 75% and 95% tests. The Company does not intend to rent to related party tenants or to charge rents that would not qualify as rents from real property because the rents are based on the income or profits of any person (other than rents that are based on a fixed percentage or percentages of receipts or sales).

     The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends from a corporation other than a REIT and interest on any obligation not collateralized by an interest on real property are included for purposes of the 95% test, but not for purposes of the 75% test. For purposes of determining whether the Company complies with the 75% and 95% tests, gross income does not include income from "prohibited transactions." A "prohibited transaction" is a sale of dealer property, generally excluding certain property held by the Company for at least four years and foreclosure property. See "-- Taxation of the Company" and "-- Tax Aspects of the Company's Investment in the Operating Partnership -- Sale of the Properties."

     The Company believes that it and the Operating Partnership has held and managed the Properties in a manner that has given rise to rental income qualifying under the 75% and 95% tests. Gains on sales of the Properties will generally qualify under the 75% and 95% tests.

     Even if the Company fails to satisfy one or both of the 75% or 95% tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the 75% and 95% tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions apply, the Company will, however, still be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% test for that year.

     The 30% Test. For each taxable year ending on or before December 31, 1997, the Company must have derived less than 30% of its gross income from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions), (ii) stock or securities held for less than one year, and (iii) property in a prohibited transaction. The 30% test has been repealed, effective for tax years beginning after December 31, 1997.

  ANNUAL DISTRIBUTION REQUIREMENTS

     The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders each year in an amount equal to at least (A) the sum of (i) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. (However, a REIT can elect to "pass through" any of its taxes paid on its undistributed net capital gains income to its stockholders on a pro rata basis.) Furthermore, if the REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its net capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For these and other purposes, dividends declared by a REIT in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the REIT and received by the stockholder during such taxable year, provided that the dividend is actually paid by the REIT by January 31 of the following taxable year.

     The Company believes that it has made timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that in the future the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand. Further, as described below, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. To avoid any problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. The Company (directly or through the Operating Partnership) may be required to borrow funds at times when market conditions are not favorable.

     If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the IRS, the Company may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

  FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether the Company would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE OPERATING PARTNERSHIP

     The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investment in the Operating Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

  GENERAL

     The Company holds a direct ownership interest in the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. See

"-- Taxation of the Company" and "-- Requirements for Qualification -- Gross Income Tests." Any resultant increase in the Company's REIT taxable income increases its distribution requirements (see "-- Requirements for Qualification -- Annual Distribution Requirements"), but is not subject to federal income tax in the hands of the Company provided that such income is distributed by the Company to its stockholders. Moreover, for purposes of the REIT asset tests (see "-- Requirements for Qualification -- Asset Tests"), the Company includes its proportionate share of assets held by the Operating Partnership.

  TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES

     Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as certain of the Properties), must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was initially formed by way of contributions of appreciated property (including certain of the Properties). Consequently, the partnership agreement of the Operating Partnership requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

     In general, the limited partners of the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets (including certain of the Properties). This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules under Section 704(c) of the Code do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause the company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "-- Requirements for Qualification -- Annual Distribution Requirements." In addition, the application of Section 704(c) of the Code to the Operating Partnership is not entirely clear and may be affected by authority that may be promulgated in the future.

  SALE OF THE PROPERTIES

     Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership will be capital gain, except for any portion of such gain that is treated as certain depreciation or cost recovery recapture. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of the Company" and "-- Requirements for Qualification -- Gross Income Tests -- The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties, and to make such occasional sales of the Properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF STOCKHOLDERS

  TAXATION OF TAXABLE U.S. STOCKHOLDERS

  IN GENERAL

     As used herein, "U.S. Stockholder" means a holder of Company stock who or that (i) is a citizen or resident of the United States, (ii) is a corporation or other entity created or organized in or under the laws of the United States or political subdivision thereof (except, in the case of a partnership, the Treasury provides otherwise by Treasury Regulations), (iii) is an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) is a trust if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and (B) one more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all substantial decisions of the trust, or (v) is otherwise subject to U.S. federal income taxation on a net income basis in respect of Company stock.

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. U.S. Stockholders that are corporations will not be entitled to a dividends received deduction. To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the stockholder, reducing the tax basis of a U.S. Stockholder's Company stock by the amount of such distribution (but not below zero), with distributions in excess of the U.S. Stockholders tax basis taxable as capital gains (if the Company stock is held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a U.S. Stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the U.S. Stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. U.S. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     In general, distributions which are designed by the Company as capital gain dividends will be taxed to U.S. Stockholders as gain from the sale of assets held for greater than 1 year, or "long-term term capital gain," without regard to the period for which a U.S. Stockholder has held his stock upon which the capital gain dividend is paid. However, corporate U.S. Stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     The Taxpayer Relief Act of 1997 (the "1997 Act") created several new categories of capital gains applicable to noncorporate taxpayers. Under prior law, noncorporate taxpayers generally were taxed at a maximum rate of 28% on net capital gain (generally, the excess of net long-term capital gain over net short-term capital loss). Noncorporate taxpayers are now generally taxed at a maximum rate of 20% on net capital gain attributable to gains realized on the sale of property held for greater than 18 months, and a maximum rate of 28% on net capital gain attributable to gain realized on the sale of property held for greater than 1 year and 18 months or less. In addition, a 25% rate now applies to noncorporate taxpayers on certain gains realized on the sale of real property. The 1997 Act retains the treatment of short-term capital gain and did not affect the taxation of corporate taxpayers.

     The Treasury is authorized to issue Treasury Regulations for application of the reduced capital gains tax rates enacted under the 1997 Act to pass-through entities, including REITs and partnerships (such as the Operating Partnership). The IRS recently issued a notice, applicable until the Treasury issues such Treasury Regulations, which permits (but does not require) the Company to designate the portion of its capital gain dividends, if any, to which the 28%, 25% and 20% rates (described in the preceding paragraph) apply in the hands of noncorporate U.S. Stockholders, based on the net amount of each class of capital gain realized by the Company.

     The Company may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. In such event, the Company would pay tax on such retained net long-term capital gains. In addition to the extent designated by the Company, a U.S. Stockholder generally would (i) include his proportionate share of such undistributed long-term capital gains in computing his long-term capital gains in his return for his taxable year in which the last day of the Company's taxable year falls (subject to certain limitations as to the amount so includable), (ii) be deemed to have paid the capital gains tax imposed on the Company on the designated amounts included in such U.S. Stockholder's long-term capital gains, (iii) receive a credit or refund for such amount of tax deemed paid by the U.S. Stockholder, (iv) increase the adjusted basis of his shares by the difference between the amount of such includable gains and the tax deemed to have been paid by him, and (v) in the case of a U.S. Stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations (which have not yet been issued).

     In general, any loss upon a sale or exchange of Company Stock by a U.S. Stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company will report to its U.S. Stockholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid and redemption proceeds unless such U.S. Stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number (which, for an individual, will ordinarily be his U.S. Social Security number), certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The Company may also institute backup withholding with respect to a U.S. Stockholder if instructed to do so by the IRS. A U.S. Stockholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's federal income tax liability, if any, and otherwise be refundable.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Based upon a published ruling by the IRS, distribution by the Company to a U.S. Stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI") provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

     Notwithstanding the preceding paragraph, however, a portion of the dividends paid by the Company may be treated as UBTI to certain domestic private pension trusts if the Company is treated as a "pension-held REIT." The Company believes that it is not, and does not expect to become a "pension-held REIT." If the Company were to become a pension-held REIT, these rules generally would only apply to certain pension trusts that held more than 10% of the Company's stock.

TAXATION OF NON-U.S. STOCKHOLDERS

     The following is a discussion of certain anticipated U.S. federal income tax consequences of the ownership and disposition of the Company's stock applicable to Non-U.S. Stockholders of such stock. A "Non-U.S. Stockholder" is any person who or that is not a U.S. Stockholder. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income taxation.

  DISTRIBUTIONS FROM THE COMPANY

     1. Ordinary Dividends. The portion of dividends received by Non-U.S. Stockholders payable out of the Company's current and accumulated earnings and profits which are not attributable to capital gains of the Company and which are not effectively connected with a U.S. trade or business of the Non-U.S. Stockholder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S.

Stockholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of stock of the Company. In cases where the dividend income from a Non-U.S. Stockholder's investment in stock of the company is effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), the Non-U.S. Stockholder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a foreign corporation).

     2. Non-Dividend Distributions. Unless the Company's stock constitutes a USRPI (as defined below), distributions by the Company which are not paid out of the current and accumulated earnings and profits of the company will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. If the Company's stock constitutes a USRPI, such distribution shall be subject to 10% withholding tax and may be subject to additional taxation under FIRPTA (as defined below).

     The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and proper certification is provided or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder). Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of ascertaining the requirement of withholding discussed above and the applicability of an income tax treaty rate. However, under temporary Treasury Regulations, certain Non-U.S. Stockholders who seek to claim the benefit of an applicable treaty rate are required to satisfy certain residency and other requirements.

     3. Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by the Company to a Non-U.S. Stockholder, to the extent attributable to gains ("USRPI Capital Gains") from dispositions of United States Real Property Interests ("USRPIs"), which includes the Properties, will be considered effectively connected with a U.S. trade or business of the Non-U.S. Stockholder and therefore will be subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits in tax in the hands of a corporate Non-U.S. Stockholder that is not entitled to treaty exemption.

     Distributions attributable to the Company's capital gains, which are not USRPI Capital Gains, generally will not be subject to taxation, unless (i) investment in the shares is effectively connected with the Non-U.S. Stockholder's U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (except that a corporate U.S. Stockholder may also be subject to the 30% branch profits tax), or (ii) the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and either has a "tax home" in the United States or sold his or her shares of Company stock under circumstances in which the sale was attributable to a U.S. office, in which case the non-resident alien individual will be subject to a 30% tax on the individual's capital gains.

     Disposition of Stock of the Company. Unless the Company's stock constitutes a USRPI, a sale of such stock by a Non-U.S. Stockholder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. The Company believes that it is, and it expects to continue to be a domestically controlled REIT, and therefore that the sale of the Company's stock will not be subject to taxation under FIRPTA. Because the Company's stock will be publicly traded, however, no assurance can be given the Company will continue to be a domestically controlled REIT.

     If the Company does not constitute a domestically controlled REIT, a Non-U.S. Stockholder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market and (ii) the selling Non-U.S. Stockholder held 5% or less of the Company's outstanding stock at all times during a specified testing period.

     If gain on the sale of stock of the Company were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

     New Withholding Regulations. Final Treasury regulations dealing with withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were recently promulgated. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. For example, the New Withholding Regulations adopt a certification rule which was in the proposed regulations under which a Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a U.S. corporation will be required to satisfy certain certification and other requirements. In addition, the New Withholding Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed above) with respect to the portion of the distribution designated by the REIT as capital gain dividend. The New Withholding Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. EXCEPT FOR THIS PARAGRAPH, THE DISCUSSION SET FORTH ABOVE UNDER "TAXATION OF NON-U.S. STOCKHOLDERS" DOES NOT TAKE THE NEW WITHHOLDING REGULATIONS INTO ACCOUNT. PROSPECTIVE NON-U.S. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT TO THEM OF THE NEW WITHHOLDING REGULATIONS.

OTHER TAX CONSIDERATIONS

  DIVIDEND REINVESTMENT PROGRAM

     Under the Company's dividend reinvestment program, stockholders participating in the program will be deemed to have received the gross amount of any cash distributions which would have been paid by the Company to such stockholders had they not elected to participate. These deemed distributions will be treated as actual distributions from the Company to the participating stockholders and will retain the character and tax effect applicable to distributions from the Company generally. See "Federal Income Tax
Considerations -- Taxation of Stockholders." Participants in the dividend reinvestment program are subject to federal income tax on the amount of the deemed distributions to the extent that such distributions represent dividends or gains, even though they receive no cash. Shares of Company Stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the deemed distribution).

  POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSIDERATIONS

     Prospective investors should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company.

  STATE AND LOCAL TAXES

     The Company and its stockholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisers regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

                              PLAN OF DISTRIBUTION

         This Prospectus relates to the offer and sale from time to time by the holders thereof of up to 1,823,995 shares of Common Stock that may be issued by the Company to holders of up to 1,823,995 Units in the Operating Partnership, if and to the extent such holders tender such Units for exchange into shares of Common Stock. The Company has registered the Shares for sale pursuant to certain registration rights agreements, but registration of such Shares does not necessarily mean that any of such Shares will be issued by the Company, unless required by the holders, or offered or sold by the holders thereof.

         The Company will not receive any proceeds from the offering by the Selling Stockholders or from the issuance of the Shares to holders of Units. The Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Shares through dealers or agents, who may receive compensation in the form of commissions from the Selling Stockholders and/or the purchasers of Shares for whom they may act as agent. The Selling Stockholders and any dealers or agents that participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

         The distribution of the Shares also may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or from purchasers of Shares for whom they may act as agents. Underwriters may sell Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

         At a time a particular offer of Shares is made, a Prospectus Supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the Selling Stockholders and any other required information. The Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

         In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

         The Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such stock as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a Prospectus Supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate.

         The Company may from time to time issue up to 1,823,995 Shares upon the acquisition of Units tendered for exchange. The Company will acquire the exchanging holder's Unit in exchange for each Share that the Company issues in connection with such exchange. Consequently, with each exchange, the Company's interest in the Operating Partnership will increase.

                                     EXPERTS

         The audited financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Anderson LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                               VALIDITY OF SHARES

         The validity of the Shares will be passed upon for the Company by Sullivan & Cromwell, Los Angeles, California. Sullivan & Cromwell will rely as to all matters of Maryland law upon the opinion of Piper & Marbury L.L.P., Baltimore, Maryland. The description of the Company's qualification and taxation as a REIT under the Code contained in this Prospectus under the caption entitled "Federal Income Tax Considerations -- General" is based upon the opinion of Morrison & Foerster LLP.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated fees and expenses payable by the Company in connection with the issuance and distribution of the Common Stock registered hereby. All of such fees and expenses are estimates, except the Securities Act registration fee.

         Securities Act Registration Fee........................    $21,557
         Printing fees and duplicating fees ....................      1,500
         Legal fees and expenses................................     20,000
         Accounting fees and expenses...........................      3,000
         Miscellaneous expenses.................................      3,943
                                                                    -------
                   Total........................................    $50,000
                                                                    =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article EIGHTH, Section (a)(6) of the Charter of the Company limits the liability of a director or officer to the Company or its stockholders for money damages to the full extent permitted by Maryland law. No amendment of the Charter of the Company shall limit or eliminate the right to this limitation of liability with respect to acts or omissions occurring prior to such amendment or repeal. Section 2-405.2 of the Corporations and Associations Article and Section 5-349 of the Courts and Judicial Proceedings Article of the Annotated Code of Maryland permits the Company to limit the liability of a director or officer to the Company or its stockholders for money damages, with certain limitations.

         Article EIGHTH, Section (a)(5) of the Charter of the Company provides indemnification for a director or officer of the Company to the full extent permitted by Maryland law. No amendment of the Charter of the Company shall limit or eliminate the right to this indemnification with respect to acts or omissions occurring prior to such amendment or repeal. Article IX of the Bylaws of the Company contains provisions which implement the indemnification provisions of the Charter. Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland permits (and in part requires) the Company to provide indemnification to a director or officer, with certain limitations.

         The Company has entered into indemnification agreements with each of the directors and executive officers of the Company to provide them with indemnification to the full extent permitted by the Charter and Bylaws of the Company.

         The Company has obtained an insurance policy to provide liability coverage for directors and officers of the Company.

ITEM 16.  EXHIBITS

3.1    --  Articles of Incorporation of Spieker Properties, Inc. (incorporated by reference to Exhibit 3.1 to
           Spieker Properties, Inc.'s Registration Statement on Form S-11 (File No. 33-67906))

3.1A   --  Articles of Amendment of Spieker Properties, Inc. (incorporated by reference to Exhibit 3.1A to Spieker
           Properties, Inc.'s Report on Form 10-K for the year ended December 31, 1996)

3.2    --  Articles Supplementary of Spieker Properties, Inc. for the Series A Preferred Stock (incorporated by reference to Exhibit 4.2 to Spieker Properties, Inc.'s Quarterly Report on Form 10-Q for the
           quarter ended March 31, 1994)

3.3    --  Articles Supplementary of Spieker Properties, Inc. for the Class B Common Stock (incorporated by reference to Exhibit 4.2 to Spieker Properties, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1995)

3.4    --  Articles Supplementary of Spieker Properties, Inc. for the Series B Preferred Stock (incorporated by reference to Exhibit 3.5 to Spieker Properties, Inc.'s Annual Report on Form 10-K for the year ended
           December 31, 1995)

3.5    --  Articles Supplementary of Spieker Properties, Inc. for the Class C Common Stock (incorporated by reference to Exhibit 3.6 to Spieker Properties, Inc.'s Annual Report on Form 10-K for the year ended December 31,
           1995)

3.6    --  Articles Supplementary of Spieker Properties, Inc. for the Series C Preferred Stock (incorporated by reference to Exhibit 3.1 to Spieker Properties, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997

3.7    --  Articles Supplementary of Spieker Properties, Inc. for the Series D Preferred Stock (incorporated by reference to Exhibit 3.7 to Spieker Properties, Inc.'s Registration Statement on Form S-3 (filed on
           April 28, 1998)

3.8    --  Bylaws of Spieker Properties, Inc. (incorporated by reference to Exhibit 3.2 to Spieker Properties,
           Inc.'s Registration Statement on Form S-11 (File No. 33-67906))

5.1    --  Opinion of Sullivan & Cromwell

5.2    --  Opinion of Piper & Marbury L.L.P.

8.1    --  Opinion of Morrison & Foerster LLP relating to certain tax matters

23.1   --  Consent of Arthur Andersen LLP

23.2   --  Consent of Sullivan & Cromwell (included in Exhibit 5.1)

23.3   --  Consent of Piper & Marbury L.L.P. (included in Exhibit 5.2)

23.4   --  Consent of Morrison & Foerster LLP (included in Exhibit 8.1)

24.1   --  Power of Attorney (included on signature page)

ITEM 17. UNDERTAKINGS

Each of the undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby further undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on the 28th day of April, 1998.

                                       SPIEKER PROPERTIES, INC.

                                       By: /s/ Craig G. Vought
                                           -------------------------------------
                                           Craig G. Vought
                                           Chief Financial Officer

         We, the undersigned officers and directors of Spieker Properties, Inc., do hereby constitute and appoint Warren E. Spieker, Jr., Dennis E. Singleton, Craig G. Vought and Sara H. Reynolds, and each of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for each of us and in each of our names, places and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                                 TITLE                                   DATE
             ---------                                 -----                                   ----
/s/ Warren E. Spieker, Jr.            Chairman of the Board, Director and                 April 28, 1998
---------------------------------        Chief Executive Officer (Principal
Warren E. Spieker, Jr.                   Executive Officer)

/s/ John K. French                    Director, Executive Vice President and              April 28, 1998
---------------------------------        Chief Operating Officer
John K. French

/s/ Dennis E. Singleton               Director, Executive Vice President and              April 28, 1998
---------------------------------        Chief Investment Officer
Dennis E. Singleton

/s/ Elke Strunka                      Vice President and Principal                        April 28, 1998
---------------------------------        Accounting Officer (Principal
Elke Strunka                             Accounting Officer)

             SIGNATURE                                 TITLE                                   DATE
             ---------                                 -----                                   ----
/s/ Craig G. Vought                   Executive Vice President and Chief                  April 28, 1998
---------------------------------        Financial Officer (Principal
Craig G. Vought                          Financial Officer)

/s/ Richard J. Bertero                Director                                            April 28, 1998
---------------------------------
Richard J. Bertero

/s/ HAROLD M. MESSMER                 Director                                            April 28, 1998
---------------------------------
Harold M. Messmer

/s/ David M. Petrone                  Director                                            April 28, 1998
---------------------------------
David M. Petrone

/s/ William S. Thompson, Jr.          Director                                            April 28, 1998
---------------------------------
William S. Thompson, Jr.

                                  EXHIBIT INDEX

                                                                                                                        Sequentially
Exhibit                                                                                                                   Numbered
Number         Description                                                                                                 Pages
-------        -----------                                                                                              ------------
3.1       --   Articles of Incorporation of Spieker Properties, Inc. (incorporated by reference to Exhibit 3.1 to
               Spieker Properties, Inc.'s Registration Statement on Form S-11 (File No. 33-67906))

3.1A      --   Articles of Amendment of Spieker Properties, Inc. (incorporated by reference to Exhibit 3.1A to
               Spieker Properties, Inc.'s Report on Form 10-K for the year ended December 31, 1996)

3.2       --   Articles Supplementary of Spieker Properties, Inc. for the Series A Preferred Stock (incorporated by reference to Exhibit 4.2 to Spieker Properties, Inc.'s Quarterly Report on Form 10-Q for the
               quarter ended March 31, 1994)

3.3       --   Articles Supplementary of Spieker Properties, Inc. for the Class B Common Stock (incorporated by reference to Exhibit 4.2 to Spieker Properties, Inc.'s Quarterly Report on Form 10-Q for the
               quarter ended March 31, 1995)

3.4       --   Articles Supplementary of Spieker Properties, Inc. for the Series B Preferred Stock (incorporated by reference to Exhibit 3.5 to Spieker Properties, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995)

3.5       --   Articles Supplementary of Spieker Properties, Inc. for the Class C Common Stock (incorporated by reference to Exhibit 3.6 to Spieker Properties, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995)

3.6       --   Articles Supplementary of Spieker Properties, Inc. for the Series C Preferred Stock (incorporated by reference to Exhibit 3.1 to Spieker Properties, Inc.'s Quarterly Report on Form 10-Q for the
               quarter ended September 30, 1997)

3.7       --   Articles Supplementary of Spieker Properties, Inc. for the Series D Preferred Stock (incorporated by reference to Exhibit 3.7 to Spieker Properties, Inc.'s Registration Statement on Form S-3
               (filed on April 28, 1998)

3.8       --   Bylaws of Spieker Properties, Inc. (incorporated by reference to Exhibit 3.2 to Spieker
               Properties, Inc.'s Registration Statement on Form S-11 (File No. 33-67906))

5.1       --   Opinion of Sullivan & Cromwell

5.2       --   Opinion of Piper & Marbury L.L.P.

8.1       --   Opinion of Morrison & Foerster LLP relating to certain tax matters

23.1      --   Consent of Arthur Andersen LLP

23.2      --   Consent of Sullivan & Cromwell (included in Exhibit 5.1)

23.3      --   Consent of Piper & Marbury L.L.P. (included in Exhibit 5.2)

23.4      --   Consent of Morrison & Foerster LLP (included in Exhibit 8.1)

24.1      --   Power of Attorney (included on signature page)


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